                                                               Filed Pursuant to
                                                        Rule 424 (b) (3) and (c)
                                                              File No. 333-69812

                            ASYST TECHNOLOGIES, INC.

                                   $86,250,000

      5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE JULY 3, 2008 AND SHARES OF
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                ------------------------------------------------

         This prospectus supplement should be read in conjunction with the prospectus dated October 18, 2001, which is to be delivered with this prospectus supplement.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                ------------------------------------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                ------------------------------------------------

                  The table and related notes, and the paragraph immediately following the table and related notes, appearing in the prospectus under the heading "Selling Securityholders" is superseded by the following table and related notes, and the following paragraph immediately following the table and related notes:

                                          PRINCIPAL                                       PRINCIPAL
                                          AMOUNT OF                                       AMOUNT OF
                                            NOTES                                        NOTES OWNED    COMMON STOCK
                                        BENEFICIALLY      COMMON STOCK       COMMON         AFTER        OWNED AFTER
                                          OWNED AND       BENEFICIALLY       STOCK      COMPLETION OF    COMPLETION
NAME                                     OFFERED(1)         OWNED(2)        OFFERED        OFFERING      OF OFFERING
----                                    -----------      -------------    ----------    ------------    ------------
AIG Soundshore Holdings Ltd.             $1,570,000          103,426           103,426            --              --

AIG Soundshore Opportunity Holding        1,893,000          124,704           124,704            --              --
Fund Ltd.

AIG Soundshore Strategic Holding            537,000           35,375            35,375            --              --
Fund Ltd.

Alexandra Global Investment Fund 1        3,450,000          227,273           227,273
LTD.

Amaranth LLC                              5,000,000          329,381           329,381            --              --

American Samoa Government                    22,000            1,449             1,449            --              --

Argent Classic Convertible Arbitrage        500,000           32,938            32,938            --              --
Fund (Bermuda) Ltd.

Argent Convertible Arbitrage Fund         2,000,000          131,752           131,752            --              --
Ltd.

Barclays Capital Securities Ltd.            350,000           23,057            23,057            --              --

BNP Paribas Equity Strategies, SNC        2,000,000          158,649(3)        131,752            --          26,897

BP Amoco PLC,  Master Trust                 610,000           40,184            40,184            --              --

Campbell Corporation                        133,000            8,762             8,762            --              --

CooperNeff Convertible Strategies           300,000           19,763            19,763            --              --
Fund, L.P.

Deutsche Banc Alex Brown Inc.             4,368,000          287,747           287,747            --              --

The Estate of James Campbell                102,000            6,719             6,719            --              --

First Union National Bank                 8,500,000          559,947           559,947            --              --

HFR Zazove Master Trust                     500,000           32,938            32,938            --              --

Highbridge International LLC              6,500,000          428,195           428,195            --              --

J.P. Morgan Securities, Inc.              5,000,000          329,381           329,381            --              --

Kentfield Trading LTD.                    5,632,000          371,014           371,014            --              --

Merrill Lynch Pierce, Fenner &              500,000           32,938            32,938            --              --
Smith, Inc.

R2 Investments, LDC                       4,000,000          263,505           263,505            --              --

San Diego County Employees                1,000,000           65,876            65,876            --              --
Retirement Association

Sturgeon Limited                             46,000            3,030             3,030            --              --

                                       1.

Susquehana Capital Group                $ 3,750,000          247,036           247,036         --         --

UBS AG London Branch                     25,950,000        1,709,486         1,709,486         --         --

Zazove Hedged Convertible Fund, L.P.      2,000,000          131,752           131,752         --         --

Zazove Income Fund LP                     2,000,000          131,752           131,752         --         --

Zurich Institutional Benchmarks             133,000            8,762             8,762         --         --

Zurich Institutional Benchmarks           1,000,000           65,876            65,876         --         --
Master Fund Ltd.

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2) Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.

(3) Includes 26,897 shares of common stock beneficially owned prior to the offering.

         With the exception of Merrill Lynch Pierce, Fenner & Smith, Inc., no selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. Merrill Lynch Pierce, Fenner & Smith, Inc. was an initial purchaser of the notes. All of the notes were "restricted securities" under the Securities Act prior to this registration.

            The date of this prospectus supplement is March 27, 2002.

                                       2.